Exhibit 35.1
Servicer Compliance Statement of Nissan Motor Acceptance Corporation

NISSAN MOTOR ACCEPTANCE CORPORATION

OFFICER'S CERTIFICATE

The undersigned, Steven R. Lambert, President and Chief Executive Officer of NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation (the “Company”), does hereby certify, in his capacity as such corporate officer, as follows:

(1)           The undersigned has caused a review of the activities of the Company, in its capacity as Servicer, during the period November 21, 2006 through March 31, 2007 (the “Reporting Period”), and of its performance pursuant to the Servicing Agreement, dated as of March 1, 1999, as amended and as supplemented by the 2006-A Servicing Supplement, dated as of November 21, 2006 (as supplemented, the “Agreement”), by and among the Nissan-Infiniti LT, as titling trust, NILT Trust, as UTI Beneficiary, and the Company, as servicer, to be conducted under his supervision; and

(2)           To the best of the undersigned’s knowledge, based upon such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

This Officer’s Certificate is being furnished pursuant to Item 1123 of the Securities and Exchange Commission’s Regulation AB for publicly-issued asset-backed securities.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

IN WITNESS WHEREOF, I have set my hand effective as of the 29th day of June, 2007.

            `                /s/ Steven R. Lambert
                            Steven R. Lambert
                            President and Chief Executive Officer

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